Exhibit 99.2
AMENDMENT TO EMPLOYMENT AGREEMENT
between

AdCare Health Systems, Inc.

and

Boyd P. Gentry

This Amendment (this "Amendment") is made the 11th day of December, 2013, and amends the Employment Agreement dated January 7, 2010 (the "Employment Agreement") between AdCare Health Systems, Inc. (the "Company") and Boyd P. Gentry (the "Officer").

Background

The Company and the Officer desire to amend the Employment Agreement to reduce the Officer's annual base salary by $50,000 in exchange for the annual grant of an option to purchase common stock of the Company and to provide for an additional severance right upon a change in control.

Statement of Agreement

For good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties agree that the Employment Agreement is amended as follows:

1.	By adding the following to the end of Section 3(a):

"Notwithstanding the foregoing, effective January 1, 2014, the Officer's Annual Salary shall be reduced, solely for purposes of this Section 3(a) and for no other purposes of this Agreement, by $50,000 per year, which reduction shall be applied ratably in substantially equal installments from each installment of Annual Salary that is payable during the year. The Annual Salary reduction shall not be taken into account for Section 3(b), Section 6(c) or any other section or purpose of this Agreement. The reduction shall remain in effect until the date of a Change in Control (as defined in the Employment Agreement) during the Employment Term, at which date the Annual Salary shall be restored without reduction prospectively and without adjustment for the past reductions. In exchange for the Annual Salary reduction, the Company shall grant the Officer an option annually during the Employment Term under the Company's 2011 Stock Incentive Plan (or other plan if the 2011 Stock Incentive Plan is not available), which shall be an "incentive stock option" within the meaning of Section 422 of the Internal Revenue Code to the maximum extent permissible under the applicable plan (the "Option"). Each Option shall be granted on November 12 of each calendar year preceding the calendar year in which the Annual Salary reduction is to occur. (Therefore, the first Option shall be granted on November 12, 2013.) Each Option shall be calculated by the Company to have a value as of the date of grant, using the Black-Scholes methodology or other methodology for valuing the Option that is consistent with generally accepted accounting principles ("GAAP"), that is equal to $50,000. Each Option shall vest one twelfth (1/12) on the last day of each month as to which the related reduction in the installment of Annual Salary applies (so the first one twelfth (1/12) vesting shall occur on January 31, 2014), subject to the Officer's continued employment by the Company on the vesting date. In the event of a "change in control" (as defined in the 2011 Stock Incentive Plan (or other plan if the 2011 Stock Incentive Plan is not available), or as defined in the Employment Agreement in the absence of a plan definition) that occurs during the Employment Term, any unvested portion of the Option shall become one hundred percent (100%) vested upon the date of the change in control. The unvested portion of the Option shall be forfeited upon termination of the Officer's employment. The Option exercise price shall be the fair market value per share on the date of grant of the Option as determined pursuant to the 2011 Stock Incentive Plan (or other plan if the 2011 Stock Incentive Plan is not available)."

2.	By deleting Section 6(c) in its entirety and substituting therefor the following:

"(c) If the Officer resigns his employment for Good Reason or the Company terminates the Officer's employment without Cause (other than due to the Officer 's Disability), the Officer, or his successors and assigns, shall receive the severance pay and benefits hereafter provided. The severance pay shall be an amount equal to two (2) times the sum of Annual Salary plus Target Bonus, payable in substantially equal installments at least monthly for twenty-four (24) months after the termination date, plus if such termination occurs within three (3) months before or twenty-four (24) months after the occurrence of a "Change in Control," an additional one time the sum of Annual Salary plus Target Bonus, payable in substantially equal installments at least monthly for twelve (12) months beginning immediately after twenty-four (24) months following the termination date. Notwithstanding the foregoing, if the Officer resigns his employment for any reason upon or within three (3) months after the occurrence of a "Change in Control," the Officer, or his successors and assigns, shall receive severance pay (in lieu of the severance pay described in the immediately preceding sentence) in an amount equal to three (3) times the sum of Annual Salary plus Target Bonus, payable in substantially equal installments at least monthly for thirty-six (36) months after the termination date. For the period for which severance pay is paid, i.e., twenty-four (24) or thirty-six (36) months following termination of employment (the "Severance Period"), the Officer and his family shall be entitled to continue to be covered under all employee benefit plans of the Company under which executive officers of the Company are covered and at the same cost and under the same terms and conditions as apply to executive officers, provided, however, that if the Company is unable under applicable law or the insurer will not permit the Officer to be covered under any such plan, the Company shall pay to the Officer an amount each month during the Severance Period equal to the Company's cost of coverage for similarly situated executive officers. For purposes of this Agreement, termination of employment and similar terms means a termination of employment constituting a "separation from service" within the meaning of Code Section 409A. Notwithstanding the foregoing, to the extent necessary to avoid the Officer incurring a tax under Code Section 409A, any amount that is otherwise due within six (6) months following termination of employment shall be de1ayed until six (6) months after termination of employment. The provisions contained in this Section shall survive the termination of the Officer's employment"

Except as specifically amended hereby, the Employment Agreement shall remain in full force and effect as prior to this Amendment.

The parties have executed this Amendment, each of which if executed in counterpart shall be deemed to be an origina1, as of the date set forth at the beginning hereof.

THE COMPANY:	THE OFFICER:

ADCARE HEALTH SYSTEMS, INC.	Boyd P. Gentry

By: /s/ David A. Tenwick	/s/ Boyd P. Gentry
David A. Tenwick
Chairman